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                                                                    EXHIBIT 10.1

                         TRANSITION SERVICES AGREEMENT
                         -----------------------------

          This TRANSITION SERVICES AGREEMENT (this "Agreement") is made as of _________, 1996, by and among FMC CORPORATION, a Delaware corporation ("FMC"), FMC GOLD COMPANY, a Delaware corporation and a subsidiary of FMC ("FMC Gold") and MERIDIAN GOLD INC., a Canadian corporation ("MGI").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 14, 1996, by and among Meridian Gold Canada Inc., a Canadian corporation and a subsidiary of MGI ("VGCI"), Meridian Gold Company, a Delaware corporation and a subsidiary of VGCI ("VGC"), FMC, FMC Gold and MGI (the "Merger Agreement"), (i) each outstanding share of the common stock of FMC Gold will be converted into the right to receive one common share of MGI plus $.02 in cash per share of common stock of FMC Gold and (ii) FMC Gold will become an indirect, wholly owned subsidiary of MGI (the "Reincorporation Merger");

          WHEREAS, because from and after the effective time of the Reincorporation Merger MGI will conduct substantially the same business as conducted by FMC Gold prior to such time, MGI desires that FMC continue to provide to MGI certain of the corporate services historically provided by FMC to FMC Gold; and

          WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Merger Agreement;

          NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FMC and MGI agree as follows:

          1. Transition Services. During the term of this Agreement as set forth in Section 5 below (the "Transition Period"), FMC shall provide, or cause its affiliates to provide, to MGI or affiliates of MGI, from the date of this Agreement and for the period of time set forth in Section 6 with respect to each of the services, the respective services set forth on Annex A attached hereto, and such other transition assistance as may be agreed upon by FMC and MGI during the Transition Period, in the manner and at a relative level of service, where applicable, consistent in all material respects with that provided by FMC or its affiliates to FMC Gold immediately prior to the date hereof. Unless otherwise agreed, such services shall be provided at FMC's full cost. In addition, MGI shall also pay any amounts that are required to be paid to any licensors of software used in connection with the provision of any services requested by MGI to be provided hereunder, and any amounts that are required to be paid to any such licensors to obtain the consent of such licensors to provide any of the services hereunder. Subject to the immediately preceding sentence,

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FMC shall use reasonable efforts to obtain any consents that may be required from such licensors in order to provide any of the services hereunder.

          2. Billing and Payment. MGI shall promptly pay, or cause to be paid, net of any applicable Canadian withholding taxes, any bills and invoices that it receives from FMC for services provided under or pursuant to this Agreement, subject to receiving, if reasonably requested, any appropriate support documentation for such bills and invoices. Such charges may, at FMC's option, be billed as incurred if the amount involved equals or exceeds $10,000, or, if such charges do not exceed $10,000, at the end of each calendar month during the Transition Period. All invoices shall, not later than thirty (30) days following receipt by MGI of FMC's invoice, be paid by wire transfer in accordance with the written instructions provided by FMC.

              Services requiring use of checks issued by FMC or other fund transfers by FMC on behalf of MGI will be provided only to the extent funded by a MGI account or to the extent that MGI provides FMC with immediately available funds prior to FMC's issuance of the check or the fund transfer, as the case may be.

          3. General Intent. MGI and its affiliates agree to use reasonable commercial efforts to end their need to use such assistance as soon as reasonably possible and (unless FMC and MGI otherwise agree) in all events to end such need with respect to each service specified in Annex A attached hereto not later than the end of the period specified in Annex A attached hereto for the provision of each such service.

          4. Validity of Documents. The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

          5. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period of six (6) months, or such earlier, shorter or longer period as may be agreed upon by FMC and MGI or provided in Annex A attached hereto with respect to particular services described in Annex A attached hereto.

          6. Partial Termination. Any and all of the services provided hereunder are only terminable earlier than the period specified in Annex A attached hereto by MGI on twenty (20) days' prior written notice to FMC. Any such termination shall be final.

          7. Termination of Management Services Agreement. FMC and FMC Gold agree that the Management Services Agreement between FMC and FMC Gold, dated May 2, 1987, as amended, shall be terminated as of the Effective Time and that management services shall be provided by FMC to MGI and its affiliates from and after the Effective Time only pursuant to this Agreement, subject to the terms and conditions contained herein.

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          8.  Assignment. This Agreement shall not be assignable in whole or in part by any party hereto without the prior written consent of the other parties hereto.

          9. Confidentiality. Each party shall cause each of its affiliates and each of their respective officers, directors and employees to hold all information relating to the business of the other parties disclosed to it by reason of this Agreement confidential and will not disclose any of such information to any party unless legally compelled to disclose such information; provided, however, that to the extent that any of them may become so legally compelled they may only disclose such information if they shall first have used reasonable efforts to, and, if practicable, shall have afforded the other parties the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

          10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          11. Limitation of Liability. No party shall be liable to the other or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of the same. In addition, no party shall be liable to the other parties or any third party for any direct damages arising from any claim relating to this Agreement or any of the services provided hereunder or required to be provided hereunder, except to the extent that such direct damages are caused by the gross negligence or willful misconduct of such party or its affiliates.

          12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          13. Notices. Unless otherwise indicated herein, all notices, requests, demands or other communications to FMC and MGI shall be deemed to have been given or made when deposited in the mails, registered or certified mail, return receipt requested, postage prepaid, or by means of overnight delivery service when delivered to such service addressed or by facsimile to FMC or MGI at the following address:

          To FMC: FMC Corporation
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Attention: General Counsel
                  Fax No. (312) 861-6012

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          Copy to: FMC Corporation
                   200 East Randolph Drive
                   Chicago, Illinois 60601
                   Attention: Robert L. Day,
                              Assistant General Counsel
                              and Secretary
                   Fax No. (312) 861-7127

          To MGI:  Meridian Gold Inc.
                   5011 Meadowood Way
                   Reno, Nevada  89502
                   Attention: Chief Executive Officer
                   Fax No. (702) 827-7133

          Copy to: Osler, Hoskin & Harcourt
                   P.O. Box 50
                   1 First Canadian Place
                   Toronto, Ontario M5X 1B8
                   Attention: James E. Kofman
                   Fax No. (416) 862-6666

          14. Modification, Nonwaiver, Severability. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification must be by written instrument signed by FMC and MGI. Failure by any party to exercise promptly any right granted herein or to require strict performance of any obligation imposed hereunder shall not be deemed a waiver of such right. If any provision of this Agreement is held ineffective for any reason, the other provisions shall remain effective.

          15. Interpretation. The headings and captions contained in this Agreement and in Annex A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word "including" herein shall mean "including without limitation."

          16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

          17. Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

          18. Relationship of Parties. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of any

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other party, or in any way bind or commit any other party to any obligations.
Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

          19. Force Majeure. If FMC is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, rebellion or other causes beyond the reasonable control of FMC, or other acts of God, then upon written notice to MGI, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and FMC shall have no liability to MGI in connection therewith. FMC shall make all reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability.

                           *     *     *     *     *

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.


                                 FMC CORPORATION


                                 By:  ___________________________________

                                 Title:  ________________________________



                                 FMC GOLD COMPANY


                                 By: ___________________________________

                                 Title:  ________________________________



                                 MERIDIAN GOLD INC.


                                 By:  ___________________________________

                                 Title:  ________________________________

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